Friday April 14, 7:01 am Eastern Time

Company Press Release

SOURCE: Sensory Science Corporation

Sensory Science Corporation Adopts Shareholder Rights Plan

SCOTTSDALE, Ariz., April 14 /PRNewswire/ -- Sensory Science Corporation (the "Company") (Amex: VCR - news) announced today that its Board of Directors unanimously adopted a Shareholder Rights Agreement. Under the Agreement, Rights to purchase Company common stock will be distributed as a dividend at the rate of one Right for each share of Company common stock held of record as of the close of business on April 23, 2000. The Company's adoption of the Rights Agreement is similar to plans adopted by many U.S. public companies. It is designed to deter coercive or unfair takeover tactics. The Rights Agreement will assist the Company's Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive the Company and its shareholders of the opportunity to obtain the most attractive price for their shares.

The Rights are not being distributed in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

The Rights will be exercisable, and will detach from the common shares, if a person or group acquires 15% or more of the Company's outstanding common stock, or announces a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of the Company's common stock. Upon a person or group without prior approval of the Board acquiring 15% or more of the Company's common stock, each Right would entitle the holder (other than such an acquiring person or group) to purchase Company common stock (or, in certain circumstances, shares of the acquiring person) for a price equal to 50% of the then current market price.

In addition, if any person has become a 15% or more stockholder and the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or more than 50% of the Company's assets or earning power is sold or transferred, then each Right would entitle the holder (other than such an acquiring person or group) to receive, upon exercise and payment of the exercise price (initially $15 per share), common shares of the acquiring company having a value equal to two times the exercise price. The Company will be entitled to redeem the Rights at U.S. $0.01 per Right at any time prior to a person or group acquiring 15% or more of the Company's outstanding common stock (without prior approval of the Board). The Rights will expire at the close of business on April 13, 2010.
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Details of the Rights Agreement are outlined in materials that will be mailed to all shareholders.

About Sensory Science

Sensory Science (formerly Go-Video) is a rapidly growing consumer electronics company specializing in developing and marketing innovative digital audio and video products, including digital televisions, Internet media players, DVD players, and high-end home theater components. The company holds patents on the Dual-Deck VCR as well as other electronics products and systems, and is expanding into new product categories to take advantage of the transition from analog to digital technologies.
Sensory Science also markets its products under the Go-Video, California Audio Labs, RaveMP, CineVision, and Loewe brand names.

For  additional   information  on  Sensory   Science  on  the  Internet,   visit
www.sensoryscience.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; competitive factors, such as pricing and marketing efforts of rival companies; timing of product introductions; ability of contract manufacturers to meet product price objectives and delivery schedules; legislative, regulatory, and industry initiatives that may affect planned or actual product features and marketing methods; and the pace and success of product research and development. For more information on the potential factors that could affect the company's financial results, please review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, the company's quarterly reports on Form 10-Q, and the company's other filings with the Securities and Exchange Commission.

SOURCE: Sensory Science Corporation